Filed Pursuant to Rule 433

Registration No. 333-233119

Term Sheet

November 20, 2020

Issuer:	American Honda Finance Corporation

Issuer Legal Entity Identifier:	B6Q2VFHD1797Q7NZ3E43

Security:	Fixed Rate Medium-Term Notes, Series A

Issuer Senior Long-Term Debt Ratings*:	Moody’s Investors Service, Inc.: A3 (negative outlook) Standard & Poor’s Ratings Services: A- (negative outlook)

ISIN/Common Code/CUSIP:	XS2264545273 / 226454527 / 026657 AS5

Trade Date:	November 20, 2020

Original Issue Date:	November 25, 2020 (T+3)

Stated Maturity Date:	November 25, 2026

Principal Amount:	£500,000,000

Benchmark Government Security:	UKT 1.500% due July 22, 2026

Benchmark Government Security Yield:	0.024% (semi-annual)

Spread to Benchmark Government Security:	+82 bps

Re-Offer Yield:	0.844% (semi-annual)

0.846% (annual)

Price to Public:	99.442%

Commission:	0.375%

Net Proceeds to Issuer:	99.067% / £495,335,000

Interest Rate:	0.750% per annum, accruing from November 25, 2020

All-in Yield:	0.910% (annual)

Interest Payment Frequency:	Annual

Interest Payment Dates:	Each November 25, beginning on November 25, 2021, and at maturity

Day Count Convention:	Actual / Actual (ICMA)

Currency of Payment:	Sterling

Payment of Additional Amounts:	Yes, as provided in the preliminary pricing supplement dated November 20, 2020 (the “Preliminary Pricing Supplement”).

Redemption for Tax Reasons:	Yes, as provided in the Preliminary Pricing Supplement.

Optional Redemption:	Comparable Government Bond Rate +15 bps, plus unpaid interest, if any, accrued thereon to but excluding the redemption date, as provided in the Preliminary Pricing Supplement.

Listing:	Application will be made to list the Notes on the New York Stock Exchange although the Issuer cannot guarantee such listing will be obtained.

Business Day Convention:	If any Interest Payment Date, the Stated Maturity Date or earlier redemption date falls on a day that is not a Business Day, the related payment of principal, premium, if any, or interest will be made on the next succeeding Business Day as if made on the date the applicable payment was due, and no interest will accrue on the amount so payable for the period from and after such Interest Payment Date, the Stated Maturity Date or earlier redemption date, as the case may be, to the date of such payment on the next succeeding Business Day.

Record Dates:	15th calendar day, whether or not a Business Day, immediately preceding the related Interest Payment Date

Trustee and Paying Agent:	Deutsche Bank Trust Company Americas

Registrar and Transfer Agent:	Deutsche Bank Trust Company Americas

Business Days:	Any day, other than a Saturday or Sunday, which is not a day on which banking institutions in the City of New York or London are authorized or required by law, regulation or executive order to close.

Minimum Denominations:	£100,000 and £1,000 increments thereafter

Joint Book-Running Managers:	Barclays Bank PLC BNP Paribas Deutsche Bank AG, London Branch Société Générale

Co-Managers:	ING Bank N.V., Belgian Branch Mizuho International plc MUFG Securities EMEA plc SMBC Nikko Capital Markets Limited

*	A securities rating is not a recommendation to buy, sell or hold securities and may be changed or withdrawn at any time.

MiFID II professionals/ECPs-only / No PRIIPs KID — Manufacturer target market (MiFID II product governance) is eligible counterparties and professional clients only (all distribution channels). No PRIIPs key information document (KID) has been prepared as the Notes are not available to retail investors in the EEA or in the UK.

This term sheet supplements the Preliminary Pricing Supplement, the prospectus supplement dated August 8, 2019 and the related prospectus dated August 8, 2019; capitalized terms used in this term sheet, but otherwise not defined, shall have the meanings assigned to them in the Preliminary Pricing Supplement or the related prospectus supplement and prospectus.

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the aforementioned prospectus, prospectus supplement, the Preliminary Pricing Supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the web at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the aforementioned prospectus, the prospectus supplement and the applicable pricing supplement if you request them by contacting Barclays Bank PLC toll-free at 1-888-603-5847, BNP Paribas toll-free at 1-800-854-5674, Deutsche Bank AG, London Branch toll-free at 1-800-503-4611 or Société Générale at 44-20-7676-7329.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.

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